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Exhibit 10(n)

FIRST AMENDMENT

    THIS FIRST AMENDMENT is made and entered into as of this 1st day of August, 2000 (the "Effective Date"), between Minntech Corporation, a Minnesota corporation (the "Company") and Thomas J. McGoldrick ("McGoldrick").

RECITALS

    WHEREAS, the Company and McGoldrick have previously entered into a Separation and Consulting Agreement dated July 7, 2000 (the "Agreement"); and

    WHEREAS, both parties desire to amend the Agreement on the terms and conditions set forth in this First Amendment.

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and therein and for other good and valuable consideration, the parties agree as follows:

    1.  Section 3 e. shall be deleted in its entirety and the following substituted therefor:

      "e.  Time.  At the Company's request, McGoldrick shall devote up to an average of 40 hours per month to his duties as a Consultant. If at the time of such request McGoldrick reasonably demonstrates to the Company that he is engaged in other business activities which would substantially interfere with McGoldrick's ability to provide up to an average of 40 hours per month to the Company, the Company shall release McGoldrick from the foregoing obligation. Notwithstanding the foregoing, McGoldrick shall be obligated to provide a minimum of at least 4 hours per month to his duties as a Consultant."

    The remainder of the Agreement shall stay in full force and effect.

MINNTECH CORPORATION	MCGOLDRICK
Barbara A. Wrigley Executive Vice President	Thomas J. McGoldrick

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FIRST AMENDMENT